UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California		94065-1166
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Saba Software, Inc. (the “Company”) has suspended equity grants to its employees due to legal restrictions on equity awards during the restatement process. On February 9, 2015, the Company adopted changes to certain compensation plans and arrangements in order to formalize, in lieu of the suspended equity grants, certain cash payment awards to its employees. Cash payment awards are being made to Company personnel who anticipated receiving equity awards over the last several years but were not able to receive such grants during the pendency of the restatement. The cash payment awards that are being formalized, representing the value of the suspended equity awards, will be paid to employees upon consummation of a change in control of the Company on or prior to December 31, 2015.

Cash Payment Awards in Lieu of Suspended Equity Awards

The Board of Directors of the Company determined on February 9, 2015 to make cash payment awards to various service providers in lieu of certain previously contemplated equity awards that were either not granted or that lapsed and/or were cancelled during the Company’s effort to complete the restatement. The Company’s executive officers, Shawn Farshchi, Peter Williams III and Mark Robinson are included in these cash payment awards.

In connection with these cash payment awards, Messrs. Farshchi and Williams will enter into an Equity Award Treatment Agreement that confirms the treatment of such cash payment awards upon a change in control of the Company occurring on or before December 31, 2015 consistent with the treatment contemplated for existing equity awards held by Messrs. Farschi and Williams pursuant to previously existing employment agreements with the Company. In connection with completion of such a change of control transaction and subject to entering into a release in favor of the Company in respect of equity related compensation relating to service with the Company prior to the change in control, Messrs. Farshchi and Williams will be entitled to:

•	Accelerated vesting and cash-out of options and restricted stock units then held by Messrs. Farshchi and Williams; and

•	Accelerated vesting of the cash payment awards in lieu of the suspended equity awards to Messrs. Farshchi and Williams.

Mr. Robinson will enter into an Equity Award Treatment Agreement that generally provides for the following upon a change in control of the Company occurring on or before December 31, 2015:

•	Cash-out of vested options and restricted stock units then held by Mr. Robinson;

•	Grant of cash payment awards in lieu of suspended equity awards, as described above, to Mr. Robinson and the cash-out of the vested portion of such awards;

•	Conversion of Mr. Robinson’s unvested cash payment and equity awards into post closing cash payment awards subject to continued vesting on the original vesting schedule of such awards (including double trigger accelerated vesting under the Company’s Change in Control Plan upon a qualifying termination of service); and

•	Release in favor of the Company in respect of equity related compensation relating to service with the Company prior to the change in control, contingent on receipt of consideration due under the Equity Award Treatment Agreement.

Amendment to Change in Control Plan

The Company maintains a change in control plan (the “Change in Control Plan”) applicable to various officers of the Company. At the Board meeting held on February 9, 2015, the Company amended the Change in Control Plan to (1) acknowledge and confirm that certain cash payment awards are to be included in the vesting protection provided for “Equity Awards” under the Change in Control Plan and (2) add Mark Robinson, the Company’s Chief Financial Officer, as a participant in the Change in Control Plan to the extent that the benefits under the Change in Control Plan are more favorable to Mr. Robinson than those under his Offer Letter with the Company, dated May 3, 2013 (the “Original Robinson Letter”). The effect of adding Mr. Robinson to the Change in Control Plan is to provide him with double-trigger severance protection at the same level as similarly situated executives in the company, which is 12 months base salary plus target annual bonus.

The Company disclosed the terms of the Original Robinson Letter previously on its Current Report on Form 8-K filed with the SEC on May 7, 2013, such original terms are hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: February 13, 2015	/s/ Mark Robinson
(Signature)
Mark Robinson
Chief Financial Officer